SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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AMTRUST FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

AND

PROXY STATEMENT

MAY 23, 2011

59 Maiden Lane, 6th Floor
New York, NY 10038
Phone: 212.220.7120
Fax: 212.220.7130
www.amtrustgroup.com

AMTRUST FINANCIAL SERVICES, INC.
59 Maiden Lane, 6th Floor
New York, New York 10038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2011

April 12, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of AmTrust Financial Services, Inc. (“AmTrust,” “AmTrust Financial,” “the Company,” “our,” “us,” or “we”), which will be held on Monday, May 23, 2011, commencing at 10:00 a.m. (Eastern time), at our headquarters at 59 Maiden Lane, 6th Floor, New York, New York 10038.

At the Annual Meeting, you will be asked to consider and vote upon (1) the election of seven directors, (2) the ratification of the appointment of BDO USA, LLP as our independent auditors, (3) an advisory, non-binding resolution to approve the executive compensation program for our Named Executive Officers, as described in our 2011 annual meeting proxy statement, (4) an advisory, non-binding resolution to recommend the frequency (whether triennial, biennial or annual) with which our stockholders will be entitled to hold an advisory vote on executive compensation, and (5) to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of the matters to be acted upon at the meeting is more fully described in the attached proxy statement.

Record holders of common stock at the close of business on March 25, 2011, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournment or postponement thereof.

A copy of our Annual Report to Shareholders, which includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, is being mailed together with this Notice of Annual Meeting of Shareholders and proxy statement. Additional copies may be obtained by writing to AmTrust Financial Services, Inc., 59 Maiden Lane, 6th Floor, New York, New York 10038, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of AmTrust Financial, I would like to express our appreciation for your continued support.

Sincerely,

Stephen Ungar General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholders Meeting to Be Held on May 23, 2011:

The proxy statement, proxy card and annual report to security holders are available at
http://amtrust.investorroom.com.

AMTRUST FINANCIAL SERVICES, INC.

i

PROXY STATEMENT

General Information

This proxy statement is furnished to you and other shareholders of AmTrust Financial Services, Inc. (“AmTrust,” “the Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors to be used at our 2011 Annual Meeting of Shareholders, which will be held at our headquarters at 59 Maiden Lane, 6th Floor, New York, New York 10038, on Monday, May 23, 2011, at 10:00 a.m. (Eastern time) and any adjournment or postponement thereof. All shareholders are entitled and encouraged to attend the Annual Meeting in person. This proxy statement, together with the accompanying proxy card, was first mailed to shareholders on or about April 12, 2011.

All common stock represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the slate of directors described herein, “FOR” the ratification of BDO USA, LLP as our independent auditors, “FOR” approval of the non-binding resolution to approve the executive compensation program for our Named Executive Officers, as described in this proxy statement and “FOR” approval of a triennial frequency (i.e., every three years) for the advisory vote on executive compensation. In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of persons appointed as proxies and named in the proxy. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute, in itself, revocation of a proxy.

We will pay all expenses in connection with this solicitation of proxies and such costs are those normally expended in connection with an annual proxy statement. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

The Board has fixed the close of business on March 25, 2011 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. Each such shareholder is entitled to one vote per share. As of the record date, there were 59,638,526 shares of common stock outstanding.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, the persons appointed as proxies will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees is based on information furnished by them. In voting by proxy with regard to the ratification of our independent auditors or approval of the executive compensation program for our Named Executive Officers, shareholders may vote in favor of or against the proposal or may abstain from voting. In voting by proxy with regard to the recommended frequency for which our shareholders will be entitled to hold an advisory vote on executive compensation, shareholders may vote for triennial, biennial or annual frequency or may abstain from voting.

A majority of the outstanding common stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. The seven candidates receiving the greatest number of votes will be elected as our directors. The affirmative vote of the majority of shares cast at the Annual Meeting, represented in person or by proxy, is necessary to ratify the selection of BDO USA, LLP as our independent auditor and to approve the executive compensation program for our Named Executive Officers. The choice among the four choices included in the resolution on the frequency of the advisory vote on executive compensation that receives the greatest number of votes cast will be deemed the choice of the shareholders.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will have voting discretion for shares registered in their own name on the proposal to ratify the appointment of our independent auditors, but not in the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency for which our shareholders will be entitled to hold an advisory vote on executive compensation (Proposals 1, 3 and 4). An abstention or broker non-vote has the same effect as a vote against a director nominee, as each abstention or broker non-vote would be one less vote in favor of a director nominee. An abstention or broker non-vote with respect to Proposals 3 and 4 will not be counted as a vote cast for or against such proposals and, therefore, will not affect the outcome of the vote.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors consists of seven members, with each director elected to serve a one-year term. All directors will be elected at the Annual Meeting, each to serve for a one-year term until the 2012 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Ms. Susan C. Fisch and Messrs. Donald T. DeCarlo, Abraham Gulkowitz, George Karfunkel, Michael Karfunkel, Jay J. Miller, and Barry D. Zyskind for re-election as directors at the Annual Meeting. Proxies cannot be voted for more than seven director nominees.

Each of the director nominees who is standing for re-election to the Board of Directors has consented to serve for a new term, if elected. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

Nominees for Election of Directors

Donald T. DeCarlo, 72, Director since 2006, is an attorney in private practice. From 1997 to 2004, Mr. DeCarlo practiced in the New York offices of Lord, Bissell & Brook, LLP, a law firm, where he was managing partner prior to his departure. Mr. DeCarlo served as a Commissioner of the New York State Insurance Fund from 1997 through 2009. He is also a director of Jackson National Life Insurance Co. of New York, Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New York and Strathmore Insurance Company, Wright Risk America, Wright Risk America Indemnity Company and several of our subsidiaries. He is also one of our two appointees to American Capital Acquisition Corporation’s Board of Directors. From 1987 to 1997, Mr. DeCarlo held a number of positions with the Travelers Group’s insurance companies including serving as Senior Vice President and General Counsel of all of the companies from 1994 to 1997. From 1973 to 1986, Mr. DeCarlo was vice president and general counsel of the National Council on Compensation Insurance, a national association that collects, tabulates and provides data used in formulating rates for workers compensation insurance. Mr. DeCarlo received a B.A. from Iona College in 1960 and a J.D. from St. John’s University School of Law in 1969. Mr. DeCarlo has also written two books and numerous articles on workers’ compensation insurance.

Mr. DeCarlo was selected to serve on the Board of Directors because he is a recognized expert in the workers’ compensation industry. He has extensive experience representing insurance industry clients in corporate, regulatory and commercial matters.

Susan C. Fisch, 66, Director since 2010, has over 30 years of experience in the insurance industry as a reinsurance broker specializing in workers’ compensation. From 2001 to 2009, Ms. Fisch was an executive at Willis Re, Inc., an insurance broker, where she created and directed the Workers’ Compensation Practice Group that was responsible for the creation of new products, placement of workers’ compensation programs, relationship coordination with reinsurers and new client prospecting. In addition, she provided guidance and strategic direction to Willis Re clients and prospects in all aspects of workers’ compensation. From 1992 through 2001, Ms. Fisch was a senior vice president and team leader specializing in workers’ compensation at Benfield Blanch. From 1987 through 1992, she was a reinsurance treaty broker focusing on workers’ compensation at Enan & Company. From 1978 through 1987, she was employed by Thomas A. Greene Company as a facultative broker and, ultimately, as head of the casualty facultative department in the company’s San Francisco office. She began her career with Towers Perrin, an actuarial company, in 1976. Ms. Fisch has been a frequent speaker at workers’ compensation seminars. Ms. Fisch holds a B.A. degree and a Master’s degree in Education from the University of Pittsburgh.

Ms. Fisch was selected to serve on the Board of Directors because of her extensive knowledge of and contacts in the workers’ compensation industry.

Abraham Gulkowitz, 62, Director since 2006, is a partner of Brookville Capital, a hedge fund specializing in credit analysis, which was a wholly-owned indirect subsidiary of Morgan Stanley until March 1, 2011 when it was spun off and became part of FrontPoint Partners, L.P. Mr. Gulkowitz has worked at Brookville Capital since 2002. From 1978 to 2002, Mr. Gulkowitz served in various positions, including as a Senior Managing Director and a member of the partners’ management group, at Bankers Trust/Deutsche Bank, an investment bank. His responsibilities included the analysis of economic and business issues related to leveraged financing transactions as well as mergers and acquisitions, private equity and real estate investments. Mr. Gulkowitz joined Bankers Trust in 1978 from Chase Manhattan Bank where he was a financial market analyst. Prior to that, he was an economics research assistant to Alan Greenspan. Mr. Gulkowitz is also a member of Gryphon Investor Group’s advisory board. Mr. Gulkowitz received his M.B.A. from New York University, where he also did post-graduate work in economics.

Mr. Gulkowitz was selected to serve on the Board of Directors because of his diverse and extensive financial experience and because he qualifies as our Audit Committee financial expert.

George Karfunkel, 62, Director since 1998, has been associated with American Stock Transfer & Trust Company, LLC, a stock transfer company, since 1971, where he is currently a director and that he founded with his brother, Michael Karfunkel and sold to an Australian private equity firm in 2008. Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities, which he holds through entities he controls with Michael Karfunkel. The Karfunkels also are co-owners of Worldwide TechServices, LLC, a computer maintenance and services company. Mr. Karfunkel serves as vice chairman of The Upstate Bank, a nationally-chartered community bank.

Mr. Karfunkel has been selected to serve on the Board of Directors because he is a successful businessman with 40 years of experience in the ownership and management of and investment in the financial services industry, including insurance, banking and real estate. In addition, Mr. Karfunkel, together with Michael Karfunkel and Mr. Zyskind, are our founding shareholders, and, as a group, own and control the majority of our issued and outstanding stock.

Michael Karfunkel, 68, Chairman of the Board of Directors since 1998, is a businessman with significant interests in the financial services industry, including insurance, banking and real estate. He is a director and Chairman of American Capital Acquisition Corporation (“ACAC”), an insurance holding company, which was formed in 2009 (see “Certain Relationships and Related Transactions”). Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities, which he holds through entities he controls with his brother, George Karfunkel. The Karfunkels also are co-owners of Worldwide TechServices, LLC, a computer maintenance and services company. Mr. Karfunkel is currently a director and was the former President and co-owner, with George Karfunkel, of American Stock Transfer & Trust Company, LLC, the largest independent stock transfer agent in the United States, which he founded in 1971 and, with George Karfunkel, sold to an Australian private equity firm in 2008. Mr. Karfunkel is Mr. Zyskind’s father-in-law.

Mr. Karfunkel has been selected to serve on the Board of Directors because he has a 40 year record of developing and managing successful businesses, including the Company, Maiden Holdings, Ltd. and ACAC. His experience includes the management of large investment portfolios, mergers and acquisitions, and corporate finance, all of which are integral to our success. In addition, Mr. Karfunkel, together with George

Karfunkel and Mr. Zyskind, are our founding shareholders, and as a group, own and control the majority of our issued and outstanding common stock.

Jay J. Miller, 78, Director since 1998, has practiced law specializing in securities matters and corporate transactions for more than 40 years. Mr. Miller served as our Secretary (without compensation) from 1998 to 2005. Mr. Miller also serves as a director of several of our wholly-owned subsidiaries, and is Chairman of the Board of Gulf USA Corporation, a property and natural resource company. He is also a director of Integrated Business Systems, Inc., a real estate management technology company. In March 2009, Mr. Miller became a director and member of the Audit Committee of One West Bank, a federally-chartered thrift institution. Mr. Miller received a B.A. from Syracuse University in 1952 and a J.D. from Columbia University School of Law in 1955.

Mr. Miller was selected to serve on the Board of Directors because he is a corporate and securities lawyer with extensive experience representing clients in all industries, including financial services, and has been involved in transactions nationally and internationally. He has served on our Board of Directors, as well as the boards of directors of our significant subsidiaries, since Michael Karfunkel and George Karfunkel acquired the Company in 1998 and has valuable historical knowledge of our development, and is a respected advisor to management and the other members of the Board.

Barry D. Zyskind, 39, Director since 1998, has held senior management positions with the Company since 1998 and currently serves as our Chief Executive Officer and President. Mr. Zyskind also serves as an officer and director of many of our wholly-owned subsidiaries. Mr. Zyskind currently serves as non-executive chairman of the board of Maiden Holdings, Ltd., an insurance holding company (see “Certain Relationships and Related Transactions”). Prior to joining us, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York. Mr. Zyskind received an M.B.A. from New York University’s Stern School of Business in 1997. Mr. Zyskind is Michael Karfunkel’s son-in-law.

Mr. Zyskind has been selected to serve on the Board of Directors because of his position as our Chief Executive Officer, his role in our profitable growth both before and after we became a public company, his knowledge of the industry and experience in corporate finance. In addition, Mr. Zyskind, together with Michael Karfunkel and George Karfunkel, are our founding shareholders and, as a group, own and control a majority of our issued and outstanding stock.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Board of Directors

Our Certificate of Incorporation provides that our Board shall consist of not less than five directors and not more than thirteen directors, with the exact number to be set by the Board from time to time. Currently, our Board of Directors consists of seven members. Directors elected at the Annual Meeting will each serve for a one-year term until the 2012 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our Board of Directors met on five occasions during 2010. Each of our directors attended 75% or more of the aggregate total of the Board meetings and Board committee meetings on which such director served. We encourage and expect all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board on the day of the annual meeting of shareholders. All of our directors were present at the 2010 annual meeting of our shareholders.

Independence of Directors

Our Board of Directors has determined that four of our seven directors, Donald DeCarlo, Susan Fisch, Abraham Gulkowitz and Jay Miller, are independent directors under the NASDAQ Marketplace Rules. The remaining three directors, Barry Zyskind, George Karfunkel and Michael Karfunkel, do not qualify as independent directors.

We are a “controlled company” as defined in Rule 5615(c)(1) of NASDAQ’s listing qualification standards because George Karfunkel, Michael Karfunkel and Barry Zyskind, directly or indirectly, collectively beneficially own or control approximately 60% of our voting power (see “Security Ownership of Certain Beneficial Owners”). Therefore, we are exempt from the requirements of Rule 5605 with respect to having:

•	a majority of the members of our Board of Directors be independent;
•	our Compensation and Nominating and Corporate Governance Committees comprised solely of independent directors;
•	the compensation of our executive officers determined by a majority of our independent directors or a Compensation Committee comprised solely of independent directors; and
•	director nominees being selected or recommended for selection by our Board of Directors, either by a majority of our independent directors or by a nominating committee comprised solely of independent directors.

Michael Karfunkel, who is not an independent director, is a member of our Compensation and Nominating and Corporate Governance Committees.

Executive Sessions

As required under NASDAQ’s Marketplace Rule 5605(b)(2), our independent directors have regularly scheduled meetings at which only they are present.

Board Committees

Our Board has established the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. Our Audit Committee is comprised entirely of independent directors. Our Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 25, 2011 is provided in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Donald DeCarlo	X	X*	X*
Susan Fisch			X
Abraham Gulkowitz	X*
George Karfunkel				X
Michael Karfunkel		X	X	X
Jay Miller	X	X
Barry Zyskind				X*

*	Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting and internal control functions, appoints our independent public accounting firm and approves its services. One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants. Our Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and currently consists of the following independent directors: Mr. Gulkowitz, who is also the Chairman of the Committee, Mr. DeCarlo and Mr. Miller. The Board has determined that each member of the Audit Committee meets the independence requirements contained in the NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act. In addition, the Board has determined that Mr. Gulkowitz qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and applicable NASDAQ listing standards.

During 2010, the Audit Committee met seven times.

Compensation Committee

The Compensation Committee reviews and determines, together with the other directors if directed by the Board of Directors, the compensation of our executive officers and reviews and approves employment and severance agreements with our executive officers. The Compensation Committee also administers the grant of stock options and other awards under our 2010 Omnibus Incentive Plan, the granting of performance based compensation pursuant to the Amended and Restated 2007 Executive Performance Plan and establishes and reviews policies relating to the compensation and benefits of our employees and consultants. As permitted by the terms of our 2010 Omnibus Incentive Plan, the Compensation Committee has delegated authority to our chief executive officer to designate individuals (employees who are not officers) who will receive equity awards upon initial hire and the size of such awards, up to a limited number of shares.

Final compensation decisions are made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which is determined by the Compensation Committee and the Board of Directors (with Michael Karfunkel abstaining).

Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The members of the Compensation Committee are Mr. DeCarlo, who is also the Chairman of the committee, Mr. Miller and Mr. Michael Karfunkel.

During 2010, the Compensation Committee met two times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates members of the Board of Directors, develops and recommends to the Board of Directors a set of corporate governance principles applicable to it, and oversees the evaluation of the Board of Directors and management.

The members of our Nominating and Corporate Governance committee are Mr. DeCarlo, who is also the Chairman of the committee, Ms. Fisch and Mr. Michael Karfunkel. Our Nominating and Corporate Governance Committee Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The Nominating and Corporate Governance Committee met three times in 2010.

Executive Committee

The Executive Committee has responsibilities that include exercising the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors and deciding issues from time to time delegated by the Board of Directors.

The members of our Executive Committee are Mr. Zyskind, who is also the Chairman of the committee, Mr. George Karfunkel and Mr. Michael Karfunkel.

The Executive Committee did not take any action on behalf of the Board of Directors in 2010.

Compensation Committee Interlocks and Insider Participation

During 2010, none of our executive officers or directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a compensation committee interlock within the meaning of the rules of the SEC.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the independence, skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for election. In considering candidates for the Board, the Committee assesses the overall composition of the Board taking into account its representation of skills, backgrounds, diversity and contacts in the insurance industry or other industries relevant to our business. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Committee does, at a minimum, assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and Committee matters. While neither the Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. They consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Committee also assesses the contributions of those directors recommended for re-election and other perceived needs of the Board. In 2011, this process resulted in the Committee’s recommendation to the Board, and the Board’s nomination, of the seven incumbent directors named in this proxy statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, resume and biographical information to the attention of the Corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 6th Floor, New York, New York 10038. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration.

Oversight of Risk Management

We are exposed to a number of risks and undertake at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. Our Chief Financial Officer is directly responsible for our enterprise risk management function and reports to the President and Chief Executive Officer and, for this purpose, directly to the Audit Committee. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of senior management, including the Chief Operating Officer, Chief Legal Officer, General Counsel, Treasurer, and Chief Internal Control Officer and others.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of our enterprise risk management function. In that regard, the Chief Financial Officer meets with the Audit Committee at each of their regularly scheduled meetings to discuss the risks facing us, highlighting any new risks that may have arisen since they last met. Finally, the Chief Financial Officer reports directly to the Board of Directors on at least an annual basis to apprise them directly of our enterprise risk management efforts.

Leadership Structure

We have separate individuals serving in the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full board. This structure is appropriate to our business because it reflects the industry experience, vision and energy brought to the Board of Directors by our founder, Mr. Michael Karfunkel, and the day-to-day management direction under Mr. Zyskind.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of NASDAQ. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at AmTrust Financial Services, Inc., c/o Corporate Secretary, 59 Maiden Lane, 6th Floor, New York, New York 10038. Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at the same address. The Corporate Secretary delivers all such communications to the addressee or addressees set forth in the communication.

COMPENSATION OF DIRECTORS

From January 1, 2010 through June 30, 2010, we paid an annual retainer of $55,000 to each non-employee director other than George Karfunkel and Michael Karfunkel. Effective July 1, 2010, upon recommendation by the Nominating and Corporate Governance Committee and approval by the Board of Directors, we increased the annual retainer to $80,000. Our director compensation package had remained constant since our initial public offering in 2006, and the Nominating and Corporate Governance Committee believed the increase was warranted given the increased size of the company and the complexity of transactions we ask the Board to review. In addition to the annual retainer, each non-employee director other than Messrs. Karkunkel receives a fee of $2,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting of the Board of Directors attended via teleconference, and $1,000 for each committee meeting attended. Each non-employee director who chairs a committee also receives an annual retainer of $5,000, as well as $1,000 for each meeting of such committee of the Board chaired. We also reimburse our directors for reasonable expenses they incur in attending Board of Directors or committee meetings.

In 2010, Mr. Miller and Mr. DeCarlo earned an additional $72,500 and $80,000, respectively, for serving as directors on the boards of our subsidiaries.

In addition to the cash compensation described above, we make annual grants of options to purchase 6,250 shares of our common stock to each of our non-employee directors other than George Karfunkel and Michael Karfunkel. We also make an initial grant of an option to purchase 12,500 shares of our common stock to new directors upon their election to the Board. Each such option will fully vest one year after the date of grant and have an exercise price equal to the fair market value as of the date of the grant and will expire ten years from the date of the grant. George Karfunkel and Michael Karfunkel do not receive any compensation for serving on our Board of Directors.

The following table sets forth compensation earned by the non-employee members of our Board of Directors during the fiscal year ending December 31, 2010:

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	All Other Compensation(3)	Total
Michael Karfunkel(4)	$—	$—	$—	$—
George Karfunkel	—	—	—	—
Donald DeCarlo	179,500	22,236	—	201,736
Susan Fisch	55,167	47,044	—	102,211
Abraham Gulkowitz	92,500	22,236	—	114,736
Jay Miller	162,000	22,236	12,592	196,828

(1)	The amounts in this column reflect retainer fees, Board meeting fees and committee fees earned in 2010 for service on our Board of Directors and its committees and, with respect to Mr. DeCarlo and Mr. Miller, for service on the boards of directors of several of our subsidiaries. Ms. Fisch joined the Board of Directors on May 14, 2010, and Messrs. Gulkowitz and Miller were members of the Nominating and Corporate Governance Committee from January 1, 2010 through May 14, 2010.
(2)	The dollar amounts represent the aggregate grant date fair value of option awards granted during the year. The grant date fair value of an award is measured in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 15 to our financial statements for the fiscal year ended December 31, 2010. At December 31, 2010, the aggregate number of option awards outstanding was: Mr. DeCarlo — 37,500 shares; Ms. Fisch — 12,500 shares; Mr. Gulkowitz — 37,500 shares; and Mr. Miller — 137,500 shares. Unvested options are forfeited upon termination of the director’s service; however, if the director’s termination of service is due to (i) retirement on or after his or her sixty-fifth birthday or, with our consent, on or after his or her fifty-fifth birthday; (ii) disability; or (iii) death, the options become fully vested.
(3)	During 2010, we covered Mr. Miller and his spouse on our medical and dental plans.
(4)	In connection with Mr. Karfunkel’s services as Chairman of the board of directors and member of the Executive Committee, we provided Mr. Karfunkel with an office and secretarial assistance from January through September 2010. There were no incremental costs for the use of such office and secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by each person or group known by us to own more than 5% of our common stock. Ownership percentages in this table and the following table are based on 59,638,526 shares of common stock outstanding as of March 25, 2011.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Barry D. Zyskind 59 Maiden Lane, 6th Floor New York, New York 10038	6,022,000	(1)	10.1%
George Karfunkel 59 Maiden Lane, 6th Floor New York, New York 10038	14,577,643	(2)	24.4%
Michael Karfunkel 59 Maiden Lane, 6th Floor New York, New York 10038	14,845,500	(3)	24.9%

(1)	The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 55,000 of these shares of common stock.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. George Karfunkel, owns 6,551,786 of these shares of common stock.
(3)	Mr. Michael Karfunkel has placed 8,434,723 of these shares of common stock in The Michael Karfunkel 2005 Grantor Retained Annuity Trust, of which he is a trustee. American Capital Partners Re Ltd., 100% owned by ACP Re Holdings, LLC, holds 5,000,000 of these 8,434,723 shares. ACP Re Holdings, LLC is owned 99.9% by The Michael Karfunkel 2005 Grantor Retained Annuity Trust. In addition, the Hod Foundation, a charitable foundation controlled by Mr. Michael Karfunkel, owns 5,964,277 of these shares of common stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock by each director, each person named in the Summary Compensation Table under “Executive Compensation,” and of all our directors and executive officers as a group as of March 25, 2011. For purposes of the table below, derivative securities that are currently exercisable or exercisable within 60 days of March 25, 2011 into common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class
Donald DeCarlo	79,500	(1)	*
Susan Fisch	15,000	(1)	*
Abraham Gulkowitz	37,500	(1)	*
George Karfunkel	14,577,643	(2)	24.4%
Michael Karfunkel	14,845,500	(3)	24.9%
Jay Miller	137,500	(1)	*
Barry Zyskind	6,022,000	(4)	10.1%
Ronald E. Pipoly, Jr.	428,850	(1)	*
Michael J. Saxon	433,850	(1)	*
Max Caviet	202,500	(1)	*
Christopher M. Longo	419,475	(1)	*
All executive officers and directors as a group (14 persons)	37,394,978	(1)	60.8%

*	Less than one percent.
(1)	Includes the right to acquire the following numbers of shares of common stock within 60 days of March 25, 2011: Messrs. DeCarlo and Gulkowitz — 37,500 shares; Ms. Fisch — 12,500 shares; Mr. Miller — 137,500 shares; Messrs. Saxon and Pipoly — 443,750 shares; Mr. Caviet — 212,500 shares; Mr. Longo — 409,375 shares; all executive officers and directors as a group — 1,834,510 shares.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. George Karfunkel, owns 6,551,786 of these shares of common stock.
(3)	Mr. Michael Karfunkel has placed 8,434,723 of these shares of common stock in The Michael Karfunkel 2005 Grantor Retained Annuity Trust, of which he is a trustee. American Capital Partners Re Ltd., 100% owned by ACP Re Holdings, a Delaware LLC, holds 5,000,000 of these 8,434,723 shares. ACP Re Holdings, LLC is owned 99.9% by The Michael Karfunkel 2005 Grantor Retained Annuity Trust. In addition, the Hod Foundation, a charitable foundation controlled by Mr. Michael Karfunkel, owns 5,964,277 of these shares of common stock.
(4)	The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 55,000 of these shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of ownership and changes of ownership of our common stock and derivative securities with the SEC. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required, during fiscal year 2010, all Section 16(a) filing requirements applicable to our directors and executive officers and 10% stockholders were timely met, except that an option exercise for 20,000 shares by Mr. Schlachter, our Treasurer, was inadvertently filed late.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of BDO USA, LLP, independent accountants, to be our independent auditors for the fiscal year ending December 31, 2011. Although not required by our bylaws or otherwise, the Board of Directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain BDO USA, LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders.

A representative of BDO USA, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

Before making its recommendation to the Board for appointment of BDO USA, LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors for us, which included a review of BDO USA, LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed satisfaction with BDO USA, LLP in these respects.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Audit and Non-Audit Fees

Our Audit Committee approves the fees and other significant compensation to be paid to our independent auditors for the purpose of preparing or issuing an audit report or related work. Our Audit Committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our Audit Committee reviewed and discussed with BDO USA, LLP the following fees for services rendered for the 2010 and 2009 fiscal years and considered the compatibility of non-audit services with BDO USA, LLP’s independence. The following table presents the aggregate fees billed for professional services rendered to us by BDO USA, LLP, our principal auditors, and BDO International affiliate firms, for 2010 and 2009. Other than as set forth below, no professional services were rendered or fees billed by BDO USA, LLP or its international affiliates during 2010 and 2009.

BDO USA, LLP	2010	2009
Audit Fees(1)	$2,414,940	$2,227,100
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,414,940	$2,227,100

(1)	Audit fees relate to professional services rendered for the fiscal years ended December 31, 2010 and 2009: (i) the integrated audit of our annual financial statements and internal controls over financial reporting, (ii) the reviews of our consolidated financial statements included in our Form 10-Q quarterly reports and (iii) services performed in connection with filings of registration statements.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Exchange Act. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal and regulatory requirements. The Audit Committee oversees the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing our independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services that may be performed by our independent auditors, reviewing with management and our independent auditors the adequacy of our internal financial and disclosure controls, reviewing our critical accounting policies and the application of accounting principles, and monitoring the rotation of partners of our independent auditors on our audit engagement team as required by law. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC and NASDAQ for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets the NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Gulkowitz is an “Audit Committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and also meets the NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, which can be found on the Investor Relations section of our website (www.amtrustgroup.com).

We have reviewed and discussed the audited financial statements with management and with our independent auditors. We met with our independent auditors to discuss results of their examinations, their evaluation of our internal controls, and the overall quality of our financial reporting.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, we received the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed with the independent auditors their independence, including a review of both audit and non-audit fees.

Based upon the review and discussions described in the preceding paragraph, we recommended to our Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

March 11, 2011	Abraham Gulkowitz (Chairman) Donald DeCarlo Jay Miller

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Barry D. Zyskind	39	Chief Executive Officer, President and Director
Ronald E. Pipoly, Jr.	44	Chief Financial Officer
Michael J. Saxon	52	Chief Operating Officer
Max G. Caviet	58	President of AmTrust International Insurance, Ltd. (AII); Chief Executive Officer of AmTrust Europe, Ltd. (AEL)
Christopher M. Longo	37	Chief Information Officer
David H. Saks	44	Chief Legal Officer
Harry C. Schlachter	54	Treasurer
Stephen B. Ungar	48	Secretary and General Counsel

Set forth below are descriptions of the backgrounds of each or our executive officers, other than Barry D. Zyskind, whose background is described above under “Proposal 1 — Election of Directors.”

Ronald E. Pipoly, Jr., joined the Company in 2001 and has been Chief Financial Officer since 2005. From 1993 to 2001, Mr. Pipoly served as Financial Analyst, Assistant Controller, and ultimately Controller at PRS Group, Inc., a property and casualty insurance holding company, in Beachwood, Ohio. Mr. Pipoly began his career at Coopers and Lybrand, an accounting firm, where he worked from 1988 through 1993.

Michael J. Saxon, joined the Company in 2001 and has been Chief Operating Officer since 2005. Prior to joining the Company, he was Chief Claims Officer for Credit General Insurance Company, a property and casualty insurer. In 1984, Mr. Saxon began his career at Liberty Mutual, an insurance company. Thereafter, Mr. Saxon joined Progressive Insurance Company, where he held successively more responsible management positions in the Claims Department over an eight-year period.

Max G. Caviet, joined the Company in January 2003 and has been President of AII since 2003 and Chief Executive Officer of AEL since 2010. Mr. Caviet also serves as an officer and director of several of our subsidiaries. Mr. Caviet was President and Chief Executive Officer of Maiden Holdings, Ltd., an insurance company, from May 2007 until November 2008, and was a director of Maiden Holdings, Ltd. from May 2007 until April 2009. From 1994 to 2003, Mr. Caviet was Engineering and Underwriting Manager with Trenwick International Limited. From 1990 to 1994, Mr. Caviet was with Crowe Underwriting Agency Ltd. as its Engineering and Extended Warranty Underwriter. In 1982, Mr. Caviet joined CIGNA Insurance Company of North America (UK) Ltd. as a Senior Underwriter for Special Risks and was promoted to Engineering and Underwriting Manager. Between 1972 and 1982, Mr. Caviet was an underwriter and team leader, specializing in engineering risks, at British Engine Insurance Company.

Christopher M. Longo, joined the Company in 2001 and has been Chief Information Officer since 2006. Prior to joining the Company, Mr. Longo was a commercial lines underwriter and actuarial analyst with Credit General Insurance Company.

David H. Saks, Chief Legal Officer, joined the Company in May 2009. From April 1999 to May 2009, Mr. Saks held a number of positions at American International Group, Inc., an insurance company. His responsibilities included overseeing the legal aspects of all of AIG’s domestic and international mergers and acquisitions, joint ventures and strategic investments. In addition, Mr. Saks was responsible for overseeing the legal aspects of AIG’s operations and systems, e-commerce, sourcing and real estate leasing. Mr. Saks began his career at Simpson Thacher & Bartlett, where he worked from December 1994 through March 1999.

Harry C. Schlachter, joined the Company in 2001 and has been Senior Vice President of Finance and Treasurer since 2007. In addition to his position as our Senior Vice President of Finance and Treasurer, Mr. Schlachter also serves as an officer and director of many of our subsidiaries and as one of our two appointees to American Capital Acquisition Corporation’s Board of Directors. Mr. Schlachter began his career as Controller at Capri Optics Inc., and between 1982 and 1986 served as Tax Department Manager for Main Hurdman. From 1986 to 2000, he was at Saul N. Friedman & Co. where he held the position of Tax Partner. Mr. Schlachter is a Certified Public Accountant.

Stephen B. Ungar, joined the Company in 2001 and has been Secretary since 2005 and General Counsel since 2001. Mr. Ungar also serves as an officer and director of many of our subsidiaries. From 1990 to 2001, Mr. Ungar served as Special Counsel and Managing Attorney with the State of New York Insurance Department. Between 1987 to 1990, Mr. Ungar was an associate at Hendler and Murray and Kroll and Tract in New York.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

March 11, 2011	Donald DeCarlo (Chairman) Michael Karfunkel Jay Miller

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our named executive officers during the last completed fiscal year.

Overview

The objectives of our executive compensation policy have been to retain the executives who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our executives to increase our overall profitability. To achieve these goals, we have strived to offer each executive an overall compensation package, which is simple, but competitive and retentive and a meaningful portion of which is tied to the achievement of specific objectives.

Our overall strategy is to compensate our named executive officers with a mix of cash compensation, in the form of base salary and bonus, and equity compensation, in the form of stock options, restricted stock or restricted stock units.

Our policy for setting compensation levels has focused on compensating our named executive officers at levels we believe, based on our independent research and gathering of data, are competitive for executives at companies of similar size and development operating in the industry, taking into account company performance. Compensation decisions have been made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which has been determined by the Compensation Committee and the Board of Directors. In addition to frequent discussions between the Chief Executive Officer and the Board of Directors, we also gather market compensation data through negotiations related to newly hired executives. We believe that the compensation levels for our named executive officers are competitive and do not encourage them to take unnecessary or excessive risks. We expect that as we continue to progress, our compensation policies will evolve to reflect our achievements and to remain competitive.

Executive Compensation

Our executive compensation policy includes the following elements:

Base Salary.  The base salaries we provide to our named executive officers are designed to provide an annual salary at a level consistent with individual experience, skill and contribution to our business. When setting base salary, we consider the totality of the circumstances with respect to each individual and do not adjust base salaries to arrive at a targeted percentile (whether at or above market) based on peer group data.

Pursuant to the terms of their respective employment agreements, the salaries of the named executive officers are reviewed on an annual basis and the ultimate decision on where to set the base salaries for our named executive officers is determined as described above under “Overview.” In 2010, we set base salaries (other than the Chief Executive Officer’s) primarily on our Chief Executive Officer’s recommendations based on his assessment of each named executive officer’s individual performance and contribution to our overall profitability, and the operational performance of the segments or part of the business for which the named executive officer has responsibility. In evaluating these factors, Mr. Zyskind relied upon his independent judgment, data gathered from his discussions with newly hired employees and his knowledge of our industry to determine the ultimate amount of each named executive officer’s annual base salary, taking into account each person’s pivotal role in driving our growth-oriented business strategies, and then made recommendations to our Compensation Committee.

The Compensation Committee approved the following base salary increases from 2009 to 2010: Mr. Zyskind — $625,000 in 2009 to $975,000 in 2010; Mr. Saxon — $500,000 in 2009 to $600,000 in 2010; and Messrs. Pipoly and Longo — $400,000 in 2009 to $500,000 in 2010. Mr. Caviet’s base salary did not increase from 2009 to 2010, but did increase from £350,000 to £450,000 effective January 1, 2011. These salary increases for our named executive officers reflect their respective contributions to our performance, including return on equity, earnings per share and revenue growth. We believe our financial performance reflects the loyalty and team commitment of our named executive officers, who all have been with us at least eight years and who joined us at lower, and what we believe was below market, compensation levels that reflected our small size at that time. These key members of our management team are essential to our organization and the salary increases reflect our Chief Executive Officer’s determination of the appropriate compensation necessary to retain each of them. With respect to our Chief Executive Officer, it also reflects his leadership and efforts in the growth of the Company and the fact that he had not received a salary increase since 2007.

Bonus.  We believe that bonuses should be dependent on and tied to our financial performance, and should only be paid in the event of superior performance. Our bonus policy is designed to reward each named executive officer for his contributions to our profitability for the fiscal year. Except for Mr. Pipoly, the employment agreements for our named executive officers specify the annual bonus targets for each executive. In February 2011, the Compensation Committee approved the bonus payments for our named executive officers for the 2010 fiscal year.

Annual profit bonuses paid to each named executive officer, other than Mr. Pipoly, are equal to a pre-determined percentage of profits, as set forth in their respective employment agreements. Each such named executive officer’s profit bonus is subject to an annual cap, based on a multiple of the officer’s base salary for the respective fiscal year, as set forth in their respective employment agreements. We increased the bonus caps when we entered into the new employment agreements in 2010 because we felt the prior bonus caps did not provide us with enough flexibility to reward these named executive officers for their contributions to our performance. The new bonus caps provide the named executive officers with more potential upside, but they have to produce, year after year, in order to achieve the full benefit. The annual profit bonuses for Messrs. Zyskind, Caviet, Saxon and Longo are subject to the Company meeting certain percentage increases over profit thresholds. Mr. Pipoly’s bonus is determined in a different manner (as described below) because we do not believe it would be appropriate for the Chief Financial Officer’s bonus to be directly based on our financial results. The annual profit bonus payable to our named executive officers, other than Mr. Zyskind, can be paid in cash or stock options, restricted stock, restricted stock units or other form of equity, as determined by our Compensation Committee in its sole discretion, provided that no less than one-third of the profit bonus will be payable in equity. Given Mr. Zyskind’s large share ownership percentage, his annual profit bonus is payable in cash only.

Mr. Zyskind’s employment agreement provides an annual profit bonus equal to two percent (2%) of our pre-tax profits for the fiscal year, provided that our pretax profit equals or exceeds $75 million, subject to an annual cap of three times his base salary. Profit is defined in Mr. Zyskind’s employment agreement as our revenues less expenses, determined in accordance with generally accepted accounting principles on a consistent basis. Our pre-tax profits for fiscal year 2010 were $195.4 million, 2% of which is approximately $3.9 million. Therefore, Mr. Zyskind’s bonus was capped at three times his base salary, which was $2,925,000.

The employment agreements for Mr. Saxon and Mr. Longo provide that the annual profit bonus will be equal to one percent (1%) of our profits for the fiscal year, as long as the profit is no less than 75% of the greater of our profit for the preceding calendar year or the base line profit for the year ended December 31, 2009. The profit bonus may not exceed the profit bonus cap, which is an amount equal to (x) three times the executive’s then current base salary if the “subject profits” are more than 110% of the profit target; (y) two times the executive’s then current base salary if the “subject profits” are 110% or less, but greater than 100% of the profit target; and (z) the executive’s then current base salary if the “subject profits” are 100% or less, but equal to or greater than 75% of the profit target. Subject profit is defined in Mr. Saxon’s and Mr. Longo’s employment agreements as our after tax net income, excluding investment gains and losses and extraordinary and non-recurring income. For fiscal year 2010, this amount was 105% of the profit target of $125.0 million. One percent of the 2010 profits of $131.8 million ($1,318,000) exceeded the bonus cap. Therefore, Mr. Saxon’s annual bonus was capped at two times his annual base salary ($1,200,000) and Mr. Longo’s bonus was capped at two times his annual base salary ($1,000,000). Pursuant to the terms of their respective employment agreements, each of Mr. Saxon and Mr. Longo received two-thirds of their annual bonus in cash and one-third in restricted stock units.

Mr. Caviet’s annual profit bonus is equal to ten percent (10%) of our pre-tax net operating income, exclusive of extraordinary items and investment income or loss, arising from specialty risk and extended warranty business written by us and our affiliates under the direct or indirect supervision of Mr. Caviet, as long as the profits are no less than 75% of the greater of the profits in the preceding calendar year or the base line profit from calendar year 2008. The profit bonus may not exceed the profit bonus cap, which is an amount equal to (x) three times Mr. Caviet’s then current base salary if the “subject profits” are more than 110% of the profit target; (y) two times Mr. Caviet’s then current base salary if the “subject profits” are 110% or less, but greater than 100% of the profit target; and (z) Mr. Caviet’s then current base salary if the “subject profits” are 100% or less, but equal to or greater than 75% of the profit target. For fiscal year 2010, 10% of the 2010 pre-tax operating income of $10.6 million, which was 144% of the profit target of $7.4 million, was $1,056,766. Therefore, Mr. Caviet’s annual bonus was not capped because this amount was less than three times his annual base salary ($1,629,989). Pursuant to the terms of his employment agreement, Mr. Caviet received two-thirds of his annual bonus in cash and one-third in restricted stock units. In addition, Mr. Caviet received a discretionary bonus of £100,000 in 2010 because he did not receive a salary increase when the other named executive officers received salary increases in March 2010.

Mr. Pipoly’s employment agreement provides that his annual bonus will be equal to an amount comparable to our other senior executives, subject to a cap of three times his annual salary. In addition to the annual profit bonus, under the terms of his employment agreement, Mr. Pipoly is also eligible for a discretionary bonus, as determined each fiscal year by the Board of Directors. For fiscal year 2010, Mr. Pipoly’s bonus was $1,100,000, which was comparable to the bonuses we paid to our other named executive officers and reflects our growth, both organically and through acquisitions, and Mr. Pipoly’s contribution to that growth, as well as the resulting increase in the scope of his responsibilities.

As described above, each of Messrs. Saxon, Longo, Caviet and Pipoly received two-thirds of their annual bonus in cash and one-third in restricted stock units. The bonuses awarded to each named executive officer for 2010 are shown below in the “Summary Compensation Table for Fiscal Year 2010” in the “Non-Equity Incentive Plan Compensation” and “Stock Awards” columns and in the “Grants of Plan-Based Awards for Fiscal Year 2010” table.

Stock and Stock-Based Grants

Stock Options.  Stock-based awards are a critical component of our executive compensation policy as equity ownership helps closely align our named executive officers’ interests to those of our shareholders. Our 2010 Omnibus Incentive Plan (the “2010 Plan”) provides the principal methods for our named executive officers to acquire equity interests in the Company. We established the 2010 Plan to award our employees and named executive officers with proprietary interests in the Company and to provide an additional incentive to promote our success and to remain in our service. The 2010 Plan authorizes us to grant incentive stock options, non-qualified stock options, restricted stock and restricted stock unit awards to our employees, officers, directors and consultants. All of our full-time employees are eligible to participate in the plan at the discretion of our Compensation Committee, which oversees the administration of the 2010 Plan.

Restricted Stock.  The Board of Directors has made, and may in the future elect to make, grants of restricted stock to our named executive officers. Under the 2005 Equity Incentive Plan (the predecessor to our 2010 Plan), unless otherwise determined by the Board of Directors and provided in the award agreement, 25% of the restricted stock vests on the first anniversary of the grant date, with 6.25% of the restricted stock vesting each quarter thereafter and based upon continued employment. On March 22, 2010, the Compensation Committee granted 15,000 shares of restricted stock to each of Mr. Saxon and Mr. Caviet and 10,000 shares of restricted stock to each of Mr. Pipoly and Mr. Longo. Upon recommendation of our Chief Executive Officer, these grants replaced our historic practice of granting annual stock option awards to our named executive officers.

Restricted Stock Units.  The Compensation Committee has made, and may in the future elect to make, grants of restricted stock units to our named executive officers. Under the 2010 Plan, unless otherwise determined by the Board of Directors and provided in the award agreement, 25% of the restricted stock units vest on each of the first four anniversaries of the grant date, based upon continued employment. As discussed above under “Bonus,” on February 15, 2011, the Compensation Committee granted 20,800 restricted stock units to Mr. Saxon, 19,100 restricted stock units to Mr. Pipoly, 18,408 restricted stock units to Mr. Caviet and 17,416 restricted stock units to Mr. Longo, which in each case represents one-third of each officer’s annual incentive bonus for 2010.

Retirement Plan.  We do not provide a qualified or non-qualified pension plan for our named executive officers. All of our employees who have been employed for at least six months, however, are eligible to participate in a defined contribution plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer up to 75% of their compensation to the plan on a pre-tax basis, subject to the applicable dollar limit set by the Internal Revenue Service. We make a Company contribution of up to 50% of an employee’s contribution to the plan, up to 6% of eligible compensation. We may also make discretionary profit sharing contributions to all participants in the Plan. No profit sharing contributions were made in 2010.

Change of Control and Severance Arrangements.  The employment agreements in effect for each of our named executive officers do not contain change of control provisions, nor do we maintain change of control agreements with any of our named executive officers. Our form of award agreements for stock options, restricted stock and restricted stock units do allow the Compensation Committee, in its discretion, to accelerate the vesting of unvested awards upon a change of control. Mr. Zyskind’s and Mr. Caviet’s employment agreements, which are discussed in more detail below, provide certain severance benefits should they be terminated without cause and, with respect to Mr. Zyskind, should he terminate his employment agreement for good reason. Mr. Caviet’s severance benefits are tied to non-solicitation provisions. We do not provide any other severance benefits.

Perquisites and Other Benefits.  As a general matter, we limit the use of perquisites in compensating our senior management. We do, however, cover the full cost of health insurance premiums for Mr. Zyskind and Mr. Caviet and their families, provide Mr. Zyskind with an individual permanent life insurance policy and provide Mr. Caviet with individual life insurance and permanent health insurance coverage should he become disabled. We also make the lease payments on an automobile leased by Mr. Zyskind and reimburse Mr. Caviet for the lease payments that he makes on an automobile. The amount of Mr. Zyskind’s and Mr. Caviet’s health and automobile benefits are shown below in the “Summary Compensation Table for Fiscal Year 2010.”

We also maintain a number of health and welfare programs to provide life, health and disability benefits to our employees. Other than with respect to the benefits we provide to Mr. Zyskind discussed above, our named executive officers in the U.S. participate in these plans on the same terms as other U.S. employees. In addition to the benefits discussed above, Mr. Caviet participates in the employee benefits offered for employees of our U.K. affiliates.

Other Compensation.  The employment agreements entered into with our named executive officers will remain in their current form until such time as the Board of Directors determines, in its discretion, that revisions are appropriate. In addition, we intend to continue to maintain our current benefits and perquisites for our named executive officers; however, the Board of Directors, in its discretion, may modify, amend or add to a named executive officer’s executive benefits or perquisites if it deems it advisable.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and to any of the other four most highly compensated executive officers. Section 162(m) provides an exception to this deduction limit for performance-based compensation that meets certain requirements. Two types of compensation can qualify as performance-based compensation under section 162(m): (i) annual bonuses and other incentive awards, if they are payable or vest based on achievement of objective performance goals under a plan that meets the 162(m) requirements, and (ii) stock options and stock appreciation rights, if they are granted under a shareholder approved plan that meets certain criteria. The Compensation Committee generally manages our compensation programs to qualify for these exceptions. However, the Compensation Committee reserves the right to provide compensation that would not qualify as performance-based if, in its sole discretion, doing so advances our business objectives.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2010

The following table sets forth information with respect to the annual and long-term compensation earned in fiscal years 2010, 2009 and 2008 by our named executive officers. Our named executive officers include our chief executive officer, our chief financial officer and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(6)		Total ($)
Barry D. Zyskind Chief Executive Officer	2010	$975,000		$—	$—	$—	$2,925,000		$30,787		$3,930,787
	2009	625,000		12,019	—	—	1,562,500		33,196		2,232,715
	2008	625,000		12,019	—	—	1,562,500		33,816		2,233,335
Ronald Pipoly Chief Financial Officer	2010	483,333		—	509,222	—	733,334	(5)	7,350		1,733,239
	2009	400,000		7,692	—	—	600,000		7,350		1,015,042
	2008	400,000		7,692	—	223,200	375,000		6,900		1,012,792
Michael J. Saxon Chief Operating Officer	2010	583,333		—	613,776	—	800,000	(5)	7,350		2,004,459
	2009	500,000		159,615	—	—	500,000		7,350		1,166,965
	2008	500,000		9,615	—	223,200	400,000		6,900		1,139,715
Max Caviet President of AII; Chief Executive Officer of AEL	2010	543,340	(4)	155,240	566,079	—	704,511	(5)	30,384	(4)	1,999,554
	2009	567,742	(4)	10,964	—	—	595,411		29,171	(4)	1,203,288
	2008	365,475	(4)	7,884	—	223,200	548,213		42,973	(4)	1,187,745
Christopher Longo Chief Information Officer	2010	483,333		—	475,842	—	666,667	(5)	7,350		1,633,192
	2009	362,500		7,692	—	156,340	600,000		—		1,126,532
	2008	300,000		6,250	—	—	375,000		6,900		688,150

(1)	Reflects a bonus of an additional week of pay that was given to all of our employees in December 2009 and 2008. For Mr. Caviet, this column also includes a discretionary bonus of £100,000 in 2010 converted using the spot market currency exchange rate in effect on December 31, 2010, which was $1.5524 to £1.00. For Mr. Saxon, this column also includes a discretionary bonus of $150,000 in 2009.
(2)	Represents the aggregate grant date fair value of awards of restricted stock and restricted stock units computed in accordance with accounting guidance for share-based payments. The grant date fair value of these awards is equal to the closing price of our common stock on the date of grant (March 22, 2010 — $14.25; February 15, 2011 — $19.14) multiplied by the number of shares of restricted stock or restricted stock units awarded to each named executive officer.
(3)	The dollar amounts represent the aggregate grant date fair value of awards granted during each of the years presented. The grant date fair value of an award is measured in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 15 to our financial statements for the fiscal year ended December 31, 2010.
(4)	Salary and all other compensation were paid in British pounds, but converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2010, 2009, and 2008, which was $1.5524 to £1.00, $1.6221 to £1.00 and $1.4619 to £1.00, respectively. All other amounts are paid in U.S. dollars.
(5)	As described in “Compensation Discussion and Analysis,” the amounts presented in this column represent the cash portion of each named executive officer’s annual bonus. The remaining one-third of the annual bonus was paid in restricted stock units and is presented in the “Stock Awards” column (see footnote 2).
(6)	The amounts in this column for Messrs. Pipoly, Saxon and Longo reflect matching contributions made by us under our 401(k) plan. The amount shown in this column for Mr. Zyskind also includes matching contributions made by us under our 401(k) plan in the amount of $7,350, payments made by us on an automobile leased by Mr. Zyskind in the amount of $9,983, the cost of health and dental coverage paid by us for Mr. Zyskind and his covered dependents in the amount of $12,712, and the annual premium paid by us for individual permanent life insurance coverage for the benefit of Mr. Zyskind’s beneficiaries in the amount of $742. The amount shown in this column for Mr. Caviet includes reimbursement of payments on an automobile leased by Mr. Caviet in the amount of $11,745, the cost of health and dental coverage paid by us for Mr. Caviet and his covered dependents in the amount of $3,928 and the annual premium paid by us for individual life insurance and permanent health insurance coverage for Mr. Caviet in the amount of $14,711.

Grants of Plan-Based Awards for Fiscal Year 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock (#)(6)	Grant Date Fair Value of Stock Awards ($)(7)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Barry D. Zyskind Annual Bonus(2)		$—	$1,500,000	$2,925,000	$—	$—	$—	—	$—
Ronald Pipoly Annual Bonus(3) Restricted Shares		—	—	1,000,000	—	—	500,000		366,722
	3/22/2010							10,000	142,500
Michael J. Saxon Annual Bonus(4) Restricted Shares		—	400,000	800,000	—	200,000	400,000		400,026
	3/22/2010							15,000	213,750
Max Caviet Annual Bonus(5) Restricted Shares		—	367,535	1,086,659	—	183,767	543,330		352,329
	3/22/2010							15,000	213,750
Christopher Longo Annual Bonus(4) Restricted Shares		—	333,333	666,667	—	166,667	333,333		333,342
	3/22/2010							10,000	142,500

(1)	Each named executive officer’s employment agreement, other than Mr. Pipoly’s, provides for an annual bonus equal to a pre-determined percentage of the Company’s profits. See “Compensation Discussion and Analysis — Executive Compensation — Bonus” for further explanation of the calculation of these bonuses for 2010. Each named executive officer, other than Mr. Zyskind, received one-third of his annual bonus in restricted stock units.
(2)	Mr. Zyskind is entitled to an annual bonus of 2% of our pre-tax profits for the fiscal year, provided that our pre-tax profits equals or exceeds $75 million, which would give him a bonus of $1,500,000, and subject to a cap of three times his annual base salary, which is $2,925,000. For fiscal year 2010, our pre-tax profits were $195.4 million, so the maximum bonus Mr. Zyskind could receive was three times his annual base salary. Mr. Zyskind receives his entire bonus in cash.
(3)	Mr. Pipoly’s annual bonus has no threshold or target, but cannot be more than three times his annual base salary. In 2010, one-third of Mr. Pipoly’s bonus was payable in restricted stock units.
(4)	Mr. Saxon and Mr. Longo are entitled to annual bonuses of 1% of our profits for the fiscal year, as long as the profit is no less than 75% of the greater of our profit for the preceding calendar year or our base line profit for fiscal year 2009. If the profits were equal to or greater than 75% of our profit for fiscal year 2009, Mr. Saxon and Mr. Longo would have been entitled to an annual bonus equal to their respective current annual salaries. Since the profits for fiscal year 2010 were greater than 100%, but less than 110%, of the base line profit for fiscal year 2009, each of Mr. Saxon’s and Mr. Longo’s annual bonuses were capped at two times their respective current annual salaries, with one-third of the bonus payable in restricted stock units.
(5)	Mr. Caviet is entitled to an annual bonus of 10% of the pre-tax net operating income arising from the specialty risk and extended warranty business under his direct or indirect supervision, provided that the pre-tax net operating income equals or exceeds 75% of the base line profit of $7.4 million, which would give him a bonus of $551,302, and subject to a cap of a multiple of Mr. Caviet’s annual base salary. The cap for fiscal year 2010 was three times Mr. Caviet’s annual base salary, which was $1,629,989, because the pre-tax net operating income arising from the specialty risk and extended warranty business under his direct or indirect supervision was more than 110% of his profit target of $7.4 million. However,

Mr. Caviet’s annual bonus was not capped because 10% of the pre-tax net operating income described above ($1,056,766) was less than the cap. In 2010, one-third of Mr. Caviet’s bonus was payable in restricted stock units.
(6)	On March 22, 2010, we granted restricted stock to each of Messrs. Pipoly, Caviet, Saxon and Longo under our 2005 Equity Incentive Plan. Twenty-five percent of the shares of restricted stock vested on the first anniversary of the grant date, with an additional 6.25% of the shares of restricted stock vesting each quarter thereafter based on continued employment. Unvested restricted stock is forfeited upon termination of employment; however, if the executive’s termination is due to (i) retirement on or after his sixty-fifth birthday or, with our consent, on or after his fifty-fifth birthday; (ii) disability; or (iii) death, the restrictions lapse.
(7)	The grant date fair value of restricted stock and restricted stock unit awards is equal to the closing price of our common stock on the date of grant, multiplied by the number of shares of restricted stock or restricted stock units granted to each named executive officer.

Employment Agreements

Barry D. Zyskind

Under Mr. Zyskind’s employment agreement, dated as of January 1, 2005 and amended as of October 6, 2010, Mr. Zyskind serves as our President and Chief Executive Officer. Mr. Zyskind’s term of employment under his agreement continues until December 31, 2012, at which time the employment agreement automatically renews for successive three year terms, unless we or Mr. Zyskind provide 180 days’ written notice of an intention not to renew. His salary is subject to review by the Board of Directors or the Compensation Committee annually. For calendar year 2010, Mr. Zyskind received an annual base salary in the amount of $975,000. Mr. Zyskind is also entitled to an annual profit bonus equal to two percent (2%) of our pre-tax profit if certain financial goals are met, subject to a cap equal to three times his salary. See “Compensation Discussion and Analysis — Executive Compensation — Bonus” for further details regarding the calculation of Mr. Zyskind’s bonus. Mr. Zyskind is also eligible to receive special bonuses at the discretion of the Board of Directors or the Compensation Committee and to participate in any long-term incentive compensation plan established for his benefit or in any such plan established for the benefit of our senior management.

If Mr. Zyskind’s employment terminates due to death or disability, his heirs are entitled to his salary payable for the remainder of his term of employment or one year, whichever is greater, at the rate in effect immediately before such termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits that have vested through the date of termination or to which he may then be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. If Mr. Zyskind’s employment terminates due to disability, he will be entitled to the compensation and benefits enumerated above, except that his salary shall be offset by the amount of any long-term disability insurance benefit we may have elected to provide for him.

We may terminate Mr. Zyskind’s employment for cause upon written notice to Mr. Zyskind at least 30 days prior to the intended termination. If Mr. Zyskind’s employment were terminated for cause, he would be entitled to his salary through the date of termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits which may have vested through the date of termination or to which he then may be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. “Cause” is defined in Mr. Zyskind’s employment agreement as (i) the conviction of a felony involving an act or acts of dishonesty on his part and resulting in gain or personal enrichment at our expense; (ii) willful and continued failure of Mr. Zyskind to perform his obligations under the employment agreement, resulting in demonstrable material economic harm to us; or (iii) Mr. Zyskind’s willful and material breach of the noncompetition and nonsolicitation provisions of the employment agreement to our demonstrable and material detriment.

If we terminate Mr. Zyskind’s employment without cause or if Mr. Zyskind terminates his employment with good reason, then Mr. Zyskind is entitled, in addition to the compensation and benefits specified in the paragraph above, to (i) a lump-sum payment equal to the salary payable to him for the remainder of his employment term at the rate in effect immediately before the termination, (ii) a lump-sum payment equal to the annual profit bonuses for the remainder of his term of employment (to be prorated for any partial fiscal year) equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination, (iii) continued participation, for the remainder of his term of employment, in all employee benefit plans or programs in which he was participating on the date of his termination; or, if such participation is prohibited, he shall be entitled to the after-tax economic equivalent of any such benefit which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually, (iv) continued payment of 100% of the cost of health insurance through our group health plan for himself, his spouse and dependent children and (v) other benefits in accordance with our applicable plans and programs. “Good reason” is defined in Mr. Zyskind’s employment agreement as one of the following actions taken without Mr. Zyskind’s prior written consent or his acquiescence: (i) a reduction in his then current salary; (ii) a diminution, reduction or other adverse change in the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which the bonuses and incentive compensation are determined for Mr. Zyskind; (iii) our failure to pay Mr. Zyskind any amounts otherwise vested and due him hereunder or under any of our plans or policies; (iv) a diminution of Mr. Zyskind’s titles, position, authorities or responsibilities, including not serving on the Board of Directors; (v) the assignment of duties incompatible with Mr. Zyskind’s position of President; (vi) imposition of a requirement that Mr. Zyskind report other than to the full Board of Directors; or (vii) a material breach of the employment agreement by us that is not cured within 30 business days after written notification by Mr. Zyskind of such breach.

Mr. Zyskind has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. He also agreed that, upon termination of employment, other than a termination without cause or due to good reason, he will not solicit any of our customers or employees for one year after termination.

Ronald E. Pipoly, Jr.

Pursuant to Mr. Pipoly’s employment agreement, dated as of March 1, 2010, he has agreed to serve as our Chief Financial Officer. Mr. Pipoly’s term of employment under his agreement continues until February 28, 2013, at which time the employment agreement will automatically renew for successive one year terms, unless we or Mr. Pipoly provide 90 days’ written notice of an intention not to renew. Mr. Pipoly is entitled to an annual salary review commencing on March 1, 2011. Effective March 1, 2010, Mr. Pipoly receives an annual base salary in the amount of $500,000. Mr. Pipoly is entitled to an annual bonus comparable to our other senior executives, subject to a cap equal to three time his then current salary. Mr. Pipoly is also entitled to other bonus payments in the discretion of the Board of Directors.

In the event of disability, we may terminate Mr. Pipoly’s employment upon five days’ written notice; however, Mr. Pipoly will be entitled to receive his salary and any unreimbursed expenses following the disability termination date for a period that is the greater of one year or the remainder of the term of his employment agreement. In the event Mr. Pipoly dies during his term of employment, his heirs will be entitled to receive his salary following the date of death for a period that is the greater of one year or the remainder of the term of his employment agreement.

We may terminate Mr. Pipoly’s employment at any time for cause and, upon such an event, we will have no further compensation or benefit obligation to Mr. Pipoly after the date of termination. “Cause” is defined in Mr. Pipoly’s employment agreement as (i) habitual or gross negligence in the performance of his duties and responsibilities for us, including a failure to perform such duties and responsibilities, provided such performance or neglect is not corrected (assuming it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us; (ii) any material breach by Mr. Pipoly of the employment agreement or any other agreement with us or any of our affiliates to which Mr. Pipoly is a party, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us; (iii) breach of a fiduciary duty to us or failure to act in our best interests; (iv) the arrest (following an investigation of the facts that results in a determination by us of Mr. Pipoly’s culpability) of, conviction of, or admission by, Mr. Pipoly of a felony or crime involving moral turpitude, whether or not committed in the course of performing services for us; (v) the commission by Mr. Pipoly of any acts of moral turpitude, including the commission by Mr. Pipoly of embezzlement, theft or any other fraudulent act; or (vi) violation of our policies, provided such violation is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us.

Mr. Pipoly has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Pipoly has also agreed that upon termination of employment he will not compete with us for a period of one year following the date of termination and will not solicit any of our customers or employees or solicit any entity that has been contacted by us regarding a possible acquisition of that entity, for three years after termination.

Michael J. Saxon

Pursuant to Mr. Saxon’s employment agreement, dated as of March 1, 2010, he has agreed to serve as our Chief Operating Officer. Mr. Saxon’s term of employment under this agreement continues until February 28, 2013, at which time the employment agreement will automatically renew for successive one year terms, unless we or Mr. Saxon provide 90 days’ written notice of an intention not to renew.

Effective March 1, 2010, Mr. Saxon receives an annual base salary in the amount of $600,000. Mr. Saxon is entitled to an annual salary review beginning on March 1, 2011. Mr. Saxon is entitled to an annual profit bonus, equal to one percent (1%) of our “profit” for the fiscal year, provided that the annual profit is no less than 75% of the greater of our profit for the preceding calendar year or the base line profit for the year ended December 31, 2009. See “Compensation Discussion and Analysis — Executive Compensation — Bonus” for further details regarding the calculation of Mr. Saxon’s bonus.

The terms of Mr. Saxon’s employment agreement relating to termination in the event of disability, death, or at any time for cause, and the confidentiality, non-compete and non-solicit provisions in the employment agreement, are identical to those contained in Mr. Pipoly’s and Mr. Longo’s employment agreements.

Max G. Caviet

Under Mr. Caviet’s employment agreement, dated as of November 22, 2010, Mr. Caviet serves as one of our senior executives, as President and a director of our wholly-owned subsidiary, AII, and as an officer and director of other of our subsidiaries. Mr. Caviet’s term of employment under this agreement is through December 31, 2013. The employment agreement will automatically renew for successive three-year terms, unless we or Mr. Caviet provide 180 days’ written notice of an intention not to renew.

Pursuant to the employment agreement, Mr. Caviet will receive an annual base salary in the amount of £350,000, which increased to £450,000 effective January 1, 2011, and is subject to an annual salary review as of each January 1st during the term of his employment agreement. Mr. Caviet is entitled to an annual profit bonus equal to ten percent (10%) of the “subject profits” of the specialty risk and extended warranty business written by us and our affiliates under Mr. Caviet’s direct or indirect supervision, provided that the net pre-tax profit is no less than 75% of the profit target for that year. See “Compensation Discussion and Analysis —  Executive Compensation — Bonus” for further details regarding the calculation of Mr. Caviet’s bonus. Mr. Caviet may also receive other bonus payments determined at the sole discretion of the Board of Directors.

In the event of disability, we may terminate Mr. Caviet’s employment upon five days’ written notice; however, he will be entitled to receive his salary for a period that is the greater of one year or the remainder of the term of his employment agreement, his profit bonus earned through the disability termination date but not yet paid, and any unreimbursed expenses due him through the disability termination date. In addition, we must provide Mr. Caviet permanent health insurance, which is intended to provide benefits to him in the event of termination for disability, except that the amount of any salary we owe to Mr. Caviet will be offset by the amount of any insurance provided. In the event Mr. Caviet dies during his term of employment, his heirs will be entitled to receive his salary for the remainder of the term of his employment agreement or one year, whichever is greater, his profit bonus earned through his date of death but not yet paid to him, as well as any unreimbursed expenses due him through the date of termination.

If we terminate or do not renew Mr. Caviet’s employment for gross misconduct, we will not be obligated to pay any other compensation or benefits to Mr. Caviet after the date of termination. “Gross misconduct” is defined as (i) a material or serious breach of the agreement by Mr. Caviet, but only if such breach is not cured within 30 days following our written notice to Mr. Caviet of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly adversely affects our business or reputation or that of Mr. Caviet.

If we terminate or non-renew Mr. Caviet’s employment for any reason other than gross misconduct, he will be entitled to receive (i) his salary for a period of one year from the original expiration date of the term of employment, or one year from the effective date of termination or non-renewal, whichever is greater and (ii) his profit bonus on all specialty risk and extended warranty business written by us and our affiliates under his direct or indirect supervision through the date of termination, through the expiration of such business, for a maximum period of five years from the date of termination.

If Mr. Caviet does not renew his employment agreement for the purpose of retirement (as defined under U.K. law), he will be entitled to his profit bonus on all specialty risk and extended warranty business written by us and our affiliates under his direct or indirect supervision through the end of the term of his employment agreement, through the expiration of such business, for a maximum period of five years from the end of the term of his employment agreement.

Mr. Caviet has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Caviet has also agreed that, upon termination of employment, he will not solicit any of our customers or employees or solicit any entity that has been contacted us regarding a possible acquisition of that entity, for two years after termination.

Christopher M. Longo

Pursuant to Mr. Longo’s employment agreement, dated March 1, 2010, he has agreed to serve as our Chief Information Officer. Mr. Longo’s term of employment under this agreement continues until February 28, 2013, at which time the employment agreement will automatically renew for successive one year terms, unless we or Mr. Longo provide 90 days’ written notice of an intention not to renew.

Effective March 1, 2010, Mr. Longo receives an annual base salary in the amount of $500,000. Mr. Longo is entitled to an annual salary review beginning on March 1, 2011. Mr. Longo is entitled to an annual profit bonus that is calculated the same as Mr. Saxon’s annual bonus.

The terms of Mr. Longo’s employment agreement relating to termination in the event of disability, death, or at any time for cause, and the confidentiality, non-compete and non-solicit provisions in the employment agreement, are identical to those contained in Mr. Pipoly’s and Mr. Saxon’s employment agreements.

2010 Omnibus Incentive Plan

Our Board of Directors and shareholders approved the 2010 Omnibus Incentive Plan in May 2010, which allows for grants of incentive stock options, non-qualified stock options, shares of restricted stock and restricted stock units to present and future officers, directors, employees and consultants of the Company or any subsidiary. The aggregate number of shares of common stock for which awards may be issued may not exceed 6,045,511 shares, subject to the authority of our Board of Directors to adjust this amount in the event of a consolidation, reorganization, stock dividend, stock split, recapitalization or similar transaction affecting our common stock.

Risk Assessment of Compensation Policies and Procedures

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each of our named executive officers as of December 31, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date		Number of shares of restricted stock or units that have not vested (#)(4)(5)	Market value of shares of restricted stock or units that have not vested ($)(6)
Barry D. Zyskind	—	—	$—	—		—	$—
Ronald Pipoly	343,750	—	7.00	2/9/2016		29,160	510,300
	37,500	12,500	14.55	10/24/2017	(1)
	28,125	21,875	13.97	8/25/2018	(2)
Michael J. Saxon	343,750	—	7.00	2/9/2016		35,900	628,250
	37,500	12,500	14.55	10/24/2017	(1)
	28,125	21,875	13.97	8/25/2018	(2)
Max Caviet	62,500	—	7.00	2/9/2016		33,408	584,640
	50,000	—	7.50	9/1/2016
	37,500	12,500	14.55	10/24/2017	(1)
	28,125	21,875	13.97	8/25/2018	(2)
Christopher Longo	343,750	—	7.00	2/9/2016		27,416	479,780
	37,500	12,500	14.55	10/24/2017	(1)
	18,750	31,250	11.40	6/30/2019	(3)

(1)	Granted on October 24, 2007 under the 2005 Equity Incentive Plan. Twenty-five percent (25%) of the option vested on October 24, 2008. Thereafter, an additional 6.25% of the option vests each quarter, until the option is 100% vested on October 24, 2011.
(2)	Granted on August 25, 2008 under the 2005 Equity Incentive Plan. Twenty-five percent (25%) of the option vested on August 25, 2009. Thereafter, an additional 6.25% of the option vests each quarter, until the option is 100% vested on August 25, 2012.
(3)	Granted on June 30, 2009 under the 2005 Equity Incentive Plan. Twenty-five percent (25%) of the option vested on June 30, 2010. Thereafter, an additional 6.25% of the option vested each quarter, until the option is 100% vested on June 30, 2013.
(4)	Granted on March 22, 2010 under the 2005 Equity Incentive Plan. Twenty-five percent (25%) of the shares of restricted stock vested on March 22, 2011. Thereafter, an additional 6.25% of the shares of restricted stock will vest each quarter, until the restricted stock is 100% vested on March 22, 2014.
(5)	Granted on February 15, 2011 under the 2010 Omnibus Incentive Plan and pursuant to each named executive officer’s employment agreement as one-third of their respective annual incentive bonuses. Twenty-five percent (25%) of the restricted stock units vest on each anniversary of the grant date, until the restricted stock units are 100% vested at February 15, 2015.
(6)	The value of restricted stock and restricted stock units that have not vested is calculated by multiplying the number of the non-vested shares and units by $17.50, the closing market price of our common stock at December 31, 2010.

Option Exercises and Stock Vested

In 2010, none of our named executive officers exercised any stock option awards that were granted to them, nor did any stock held by any of them vest.

Potential Payments upon Termination or Change-In-Control

The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination for good reason, termination as a result of death or disability and termination as a result of retirement, as per their respective employment agreements. See “Executive Compensation — Employment Agreements” for further discussion of termination events. The potential payments to our named executive officers assume that the termination event occurs as of the last day of our fiscal year (December 31, 2010). All amounts provided for Mr. Caviet would be paid in British pounds, but for purposes of this table have been converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2010, which was $1.5524 to £1.00. Since the Board of Directors has discretion as to whether or not to accelerate the vesting of unvested stock options and restricted stock awards granted under the 2005 Equity Incentive Plan upon a change in control of the Company, the financial effect of such an event has not been included in this table. We do not include the financial effect of a termination for cause or gross misconduct (as defined in the named executive officer’s employment agreement) because the named executive officers are not entitled to any further compensation or benefits following such a termination.

Name and Principal Position	Without Cause or for Good Reason		Death		Disability		Retirement
Barry D. Zyskind
Salary Continuation/Bonus	$7,800,000	(1)	$1,950,000	(3)	$1,950,000	(4)	$—
Benefits	707,179	(2)	—		—		—
Ronald Pipoly
Salary Continuation(5)	—		1,083,333		1,083,333		—
Vesting of Stock Awards(6)	—		289,094		289,094		—
Michael J. Saxon
Salary Continuation(5)	—		1,300,000		1,300,000		—
Vesting of Stock Awards(6)	—		376,594		376,594		—
Max Caviet
Salary Continuation/Bonus	6,068,165	(7)	1,630,020	(8)	1,630,020	(8)	3,894,805	(9)
Benefits	—		—		70,932	(10)	—
Vesting of Stock Awards(6)	—		376,594		376,594		—
Christopher Longo
Salary Continuation(5)	—		1,083,333		1,083,333		—
Vesting of Stock Awards(6)	—		402,500		402,500		—

(1)	This lump-sum benefit includes (i) Mr. Zyskind’s 2010 annual base salary provided through December 31, 2012 ($1,950,000), and (ii) the annual profit bonuses through December 31, 2012, equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination ($5,850,000).
(2)	This includes the costs for providing Mr. Zyskind with (i) continued participation through December 31, 2012, in all employee benefit plans or programs in which he was participating on December 31, 2010 or, if such participation is prohibited, the after-tax economic equivalent of any such benefit, which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually, (ii) continued payment of 100% of the cost of health insurance through our group health plan for Mr. Zyskind, his spouse and dependent children (assuming average life expectancy), and (iii) other benefits in accordance with our applicable plans and programs.

(3)	This amount reflects Mr. Zyskind’s 2010 annual base salary provided through December 31, 2012.
(4)	This amount reflects Mr. Zyskind’s 2010 annual base salary provided through December 31, 2012 (which will be reduced by any long-term disability insurance benefit provided by us).
(5)	This amount reflects Mr. Pipoly’s, Mr. Saxon’s and Mr. Longo’s annual base salary as of March 1, 2010 provided through February 28, 2013 (which will be reduced by any long-term disability insurance benefit provided by us).
(6)	This amount includes the full vesting of unvested stock options in accordance with the named executive officers’ stock option and restricted stock award agreements under the 2005 Equity Incentive Plan. The value of restricted stock reported in this table is calculated by multiplying the number of the unvested shares of restricted stock by $17.50, the closing market price of our common stock at December 31, 2010. The value of stock options reported in this table represents the difference between the exercise price of the participant’s stock options and $17.50, the closing market price of our common stock at December 31, 2010, multiplied by the number of unvested options held by the participant on December 31, 2010.
(7)	This amount includes (i) Mr. Caviet’s salary through December 31, 2014, and (ii) Mr. Caviet’s profit bonus, for a period of five years, on all specialty risk and extended warranty business written by the Company and its affiliates through December 31, 2010 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier. Mr. Caviet is entitled to this amount if we elect to non-renew or terminate Mr. Caviet’s employment for any reason other than gross misconduct. For the definition of gross misconduct, see the summary of Mr. Caviet’s employment agreement in “Executive Compensation — Employment Agreements.” Mr. Caviet’s employment agreement does not provide him with the opportunity to terminate employment with good reason.
(8)	This amount reflects Mr. Caviet’s 2010 annual base salary provided through December 31, 2013 (which, in the case of disability, will be reduced by any long-term disability insurance benefit provided by us).
(9)	This amount includes Mr. Caviet’s profit bonus, for a period of five years, on all specialty risk and extended warranty business written by us and our affiliates through December 31, 2014 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier.
(10)	If Mr. Caviet becomes disabled, we are required to provide permanent health insurance in accordance with his employment agreement. This dollar amount assumes average life expectancy.

PROPOSAL 3 — ADVISORY NOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with an advisory vote on executive compensation as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote on executive compensation is not a vote on our general compensation policies or compensation of our Board of Directors. The Dodd-Frank Act requires us to hold the advisory vote on executive compensation at least once every three years.

As discussed in our “Compensation Discussion and Analysis,” the objectives of our executive compensation programs are to retain the executives who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our executives to increase our overall profitability. We believe our overall compensation package, which is largely tied to our overall performance, is successful in achieving those objectives. We believe that the total amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, and aligns with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and longer-term equity-based incentives. We encourage all shareholders to carefully review the information provided in our “Compensation Discussion and Analysis,” compensation tables and related narrative disclosure.

Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of AmTrust Financial Services, Inc. approve, on an advisory basis, the compensation of the company’s Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the company’s 2011 annual meeting proxy statement.

This advisory vote on executive compensation is not binding on our Board of Directors. However, the Board of Directors values the views of the shareholders on these important matters and will consider the result of the vote when determining future executive compensation arrangements.

Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock cast in person or by proxy at the meeting. The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the company’s 2011 annual meeting proxy statement.

PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION

As required by Section 14A of the Exchange Act, we are also providing shareholders with an advisory vote on the frequency with which our shareholders will hold the advisory vote on executive compensation provided for in Proposal 3 above. For convenience, in this Proposal 4, the shareholders’ advisory vote on executive compensation provided for in Proposal 3 above is referred to as the “say-on-pay vote”.

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every three years, every two years, or every year. In addition, shareholders may abstain from voting. The Dodd-Frank Act requires us to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

The Board of Directors believes a triennial frequency (i.e., every three years) is the optimal frequency for the say-on-pay vote for the following reasons:

•	Provides our Board of Directors and the Compensation Committee sufficient time to thoughtfully respond to shareholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures;
•	In line with long-term shareholder value creation and our focus on long-term results;
•	Our compensation programs do not change significantly from year to year because the majority of the components of the total compensation of our named executive officers are not determined on an annual basis (e.g., employment agreements are for three-year terms; vesting of restricted stock and restricted stock unit grants over four years);
•	Does not allow for short-term issues in the marketplace to undermine our long-term objectives; and
•	A triennial “say on pay” vote would not foreclose shareholder engagement on executive compensation during interim periods. Shareholders can currently provide input to the Board by communicating directly with the Board, its committees or individual directors. Therefore, the advisory vote on executive compensation is an additional, but not exclusive, opportunity for our shareholders to communicate their views on our executive compensation programs.

Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of AmTrust Financial Services, Inc. recommend, on an advisory basis, that the frequency with which the shareholders of the company shall have an advisory vote on the compensation of the company’s Named Executive Officers set forth in the Company’s proxy statement is:

Choice 1 — every three years;

Choice 2 — every two years;

Choice 3 — every year; or

Choice 4 — abstain from voting.

This advisory vote on the frequency of the say-on-pay vote is not binding on our Board of Directors. However, the Board of Directors values the views of the shareholders on these important matters and will consider the result of the vote when determining the frequency of future say-on-pay votes.

The choice among the four choices included in the resolution that receives the greatest number of votes cast on this proposal will be deemed the choice of the shareholders. The Board of Directors recommends a vote FOR A TRIENNIAL FREQUENCY (i.e., CHOICE 1 — EVERY THREE YEARS) for which shareholders shall have an advisory vote on the compensation of our Named Executive Officers set forth in our proxy statement. Shareholders are not voting to approve or disapprove the Board of Directors’ recommendation. Shareholders may choose among the four choices included in the resolution set forth above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as stated below, no director, executive officer or security holder who is known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, executive officer or security holder, had or will have a direct or indirect material interest in a transaction or series of transactions in which we are, or one of our subsidiaries is, a party and the amount involved exceeds $120,000. We have adopted a policy that requires that all related party transactions be approved by our Audit Committee. Unless otherwise indicated below, each of these related party transactions was approved by our Audit Committee.

Leap Tide Capital Management

In December 2010, we sold Leap Tide Capital Management, Inc. (LTCMI) to Leap Tide Capital Management LLC (LTCML), an unaffiliated third party. LTCMI, which was one of our wholly-owned subsidiaries prior to the sale, managed a portion of our investment portfolio as well as hedge funds invested in with funds from qualified third-party investors, including the Karfunkel family. LTCMI earned approximately $272,000 of management fees on the investment portfolio for the year ended December 31, 2010. We, through certain of our subsidiaries, continue to use LTCML to manage a portion of our investment portfolio.

Our Audit Committee reviewed the historic Leap Tide transactions and determined that they were entered into at arms’ length and did not violate our Code of Business Conduct and Ethics.

Corporate Office Lease Agreement

In June 2002, we entered into a lease for approximately 9,000 square feet of office space at 59 Maiden Lane in downtown Manhattan from 59 Maiden Lane Associates, LLC, an entity that is wholly-owned by entities controlled by Michael Karfunkel and George Karfunkel. At the time we entered into the lease, we were privately held and did not have an Audit Committee. Effective January 1, 2008, we entered into an amended lease whereby we increased our leased space to 14,807 square feet and extended the lease through December 31, 2017. The annual rent is $689,000 for the period from January 1, 2008 to December 31, 2012, and then $666,315 for the period from January 1, 2013 to December 31, 2017. The Audit Committee reviewed and approved this most recent extension of the lease.

In 2008, we entered into a lease for approximately 5,000 square feet of office space in Chicago, Illinois from 33 West Monroe Associates, LLC, an entity that is wholly-owned by entities controlled by Michael Karfunkel and George Karfunkel. Effective May 1, 2009, we entered into an amended lease to increase our leased space to 7,156 square feet and extend the lease through October 31, 2012. In January 2011, we entered into an amendment to the lease to increase our leased space to 9,030 square feet and extend the lease through October 31, 2017. We paid approximately $257,000 in rent for this property for the year ended December 31, 2010. The Audit Committee reviewed and approved the lease agreement and the second amendment, and was notified of the first amendment, which did not materially affect our or the landlord’s obligations under the lease.

Option Amendment

Barry Karfunkel, an analyst with LTCMI until January 31, 2009 who is Michael Karfunkel’s son, held options to purchase 65,000 shares as of the date he left LTCMI. Upon the termination of his employment, he was advised that he would be permitted to retain his options, as certain other employees of the Company who have left on good terms have been permitted to do. On February 15, 2011, the Audit Committee, noting that certain other employees who have left the Company under similar circumstances have been permitted to retain options, authorized the amendment of Mr. Karfunkel’s option agreements to provide for the vesting of any unvested awards as of the date of the termination of his employment and to permit him to exercise his options through the original 10 year expiration dates set forth in his award agreements.

American Stock Transfer & Trust Company

Our transfer agent, American Stock Transfer & Trust Company, LLC, was formerly controlled by Michael Karfunkel and George Karfunkel. In 2008, Messrs. Karfunkel sold their interests in American Stock Transfer & Trust Company, LLC to an Australian private equity firm. AST Equity Plan Solutions, an affiliate of American Stock Transfer & Trust Company, LLC, provides certain administrative services in connection with our 2005 Equity Incentive Plan and our 2010 Omnibus Incentive Plan. Michael and George Karfunkel are directors of American Stock Transfer & Trust Company, LLC.

Maiden Agreements

Maiden Holdings, Ltd. (“Maiden”) is a publicly-held Bermuda insurance holding company (Nasdaq: MHLD) formed by Michael Karfunkel, George Karfunkel and Barry Zyskind, our principal shareholders, and, respectively, our chairman of the board of directors, one of our directors, and our chief executive officer and director. As of December 31, 2010, Michael Karfunkel owns or controls approximately 13.9% of the issued and outstanding capital stock of Maiden, George Karfunkel owns or controls approximately 9.4% of the issued and outstanding capital stock of Maiden and Mr. Zyskind owns or controls approximately 4.99% of the issued and outstanding stock of Maiden. Mr. Zyskind serves as the non-executive chairman of Maiden’s board of directors. Maiden Insurance Company, Ltd (“Maiden Insurance”), a wholly-owned subsidiary of Maiden, is a Bermuda reinsurer. Max Caviet, an executive officer of the Company, served as a Director of Maiden Insurance until May 2010.

Reinsurance Agreement

During the third quarter of 2007, we entered into a master agreement with Maiden, as amended, by which the parties caused our Bermuda subsidiary, AmTrust International Insurance, Ltd. (“AII”) and Maiden Insurance to enter into a quota share reinsurance agreement (the “Maiden Quota Share”), as amended, by which (a) AII retrocedes to Maiden Insurance an amount equal to 40% of the premium written by our U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated insuring reinsurance (and in the case of our U.K. insurance subsidiary, AmTrust Europe Ltd., net of commissions) and 40% of losses and (b) AII transferred to Maiden Insurance 40% of the AmTrust Ceding Insurer’s unearned premium reserves, effective as of July 1, 2007, with respect to our then current lines of business, excluding certain specialty risk programs that we commenced writing after the effective date and risks, other than workers’ compensation risks and certain business written by our Irish subsidiary, AmTrust International Underwriters Limited (“AIUL”), excluding risks for which the AmTrust Ceding Insurers’ net retention exceeds $5,000,000 (“Covered Business”).

The Maiden Quota Share, as amended, further provides that AII receives a ceding commission of 31% of ceded written premiums with respect to all Covered Business except for retail commercial package business, for which AII receives a ceding commission of 34.375%. The Maiden Quota Share, which had an initial term of three years, has been renewed for a three year term until June 30, 2013 and will automatically renew for successive three year terms, unless either AII or Maiden Insurance notifies the other of its election not to renew not less than nine months prior to the end of any such three year term. In addition, either party is entitled to terminate on thirty days’ notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AII or Maiden Insurance, run-off, or a reduction of 50% or more of the shareholders’ equity of Maiden Insurance or the combined shareholders’ equity of AII and the AmTrust Ceding Insurers.

We recorded approximately $138.1 million of ceding commission income during the year ended December 31, 2010 as a result of this agreement.

Reinsurance Brokerage Agreement

Effective July 1, 2007, we, through our subsidiary AII Reinsurance Brokerage Ltd., entered into a reinsurance brokerage agreement with Maiden. Pursuant to the brokerage agreement, AII Reinsurance Brokerage Ltd. provides brokerage services relating to the Maiden Quota Share for a fee equal to 1.25% of reinsured premium. We recorded approximately $5.8 million of brokerage commission during the year ended December 31, 2010.

Asset Management Agreement

Effective July 1, 2007, we, through a subsidiary, entered into an asset management agreement with Maiden, pursuant to which we provide investment management services to Maiden and its affiliates. As of December 31, 2010, we managed approximately $1.9 billion of assets related to this agreement. The investment management services fee is 0.20% per annum for periods in which average invested assets are $1.0 billion or less and 0.15% per annum for periods in which the average invested assets exceeds $1.0 billion. As a result of this agreement, we earned approximately $2.7 million of investment management fees (recorded as a component of service and fee income) for the year ended December 31, 2010.

Services Agreement

In 2008, we, through our subsidiaries, entered into services agreements pursuant to which we provide certain marketing and back office services to Maiden. Pursuant to the services agreements, we earn a fee equal to the amount required to reimburse us for our costs plus 8%. As a result of this agreement, we recorded fee income of approximately $38,000 for the year ended December 31, 2010.

Note Payable — Collateral for Proportionate Share of Reinsurance Obligation

In conjunction with the Maiden Quota Share, AII entered into a loan agreement with Maiden Insurance during the fourth quarter of 2007, whereby Maiden Insurance loaned to AII the amount equal to its quota share of the obligations of the AmTrust Ceding Insurers that AII was then obligated to secure. The loan agreement was amended in February 2008 to provide for interest at a rate of LIBOR plus 90 basis points and is payable on a quarterly basis. Each advance under the loan is secured by a promissory note. Advances totaled approximately $168.0 million as of December 31, 2010. We recorded $982,000 of interest expense during the year ended December 31, 2010.

Other Reinsurance Agreements

Effective September 1, 2010, we, through our wholly-owned subsidiary Technology Insurance Company (“TIC”), entered into a quota share reinsurance agreement with Maiden Specialty Insurance Company (“Maiden Specialty”) by which TIC assumes a portion (generally 90%) of premiums and losses with respect to certain surplus lines programs written by Maiden Specialty on our behalf (the “Surplus Lines Facility”). The Surplus Lines Facility will enable us to write business on a surplus lines basis throughout the United States, which we cannot, at present, do through our insurance subsidiaries. Currently, we are utilizing the Surplus Lines Facility for two programs for which Maiden Specialty receives a five percent ceding commission on all premiums ceded by Maiden Specialty to TIC. The Surplus Lines Facility will remain continuously in force until terminated. We did not enter into any material transactions related to this agreement during the year ended December 31, 2010.

Effective September 1, 2010, we, through our subsidiary, Security National Insurance Company (“SNIC”), entered into a reinsurance agreement with Maiden Reinsurance Company and an unrelated third party. Under the agreement, which has a term of one year, SNIC will cede 80% of the gross liabilities produced under the Southern General Agency program to Maiden Reinsurance Company and 20% of the gross liabilities produced to an unrelated third party. SNIC receives a five percent commission on ceded written premiums. The reinsurance agreement’s impact on our results of operations, financial position and liquidity was immaterial for the year ended and as of December 31, 2010.

Diversified

In 2010, Diversified Construction Management, LLC (“Diversified”) provided construction management and general contractor services for one of our subsidiaries. We recorded an expense of $423,000 for the year ended December 31, 2010 for Diversified’s services in connection with the construction project. Robert A. Saxon, Jr., a principal of Diversified, is the brother of Michael J. Saxon, our Chief Operating Officer. During several prior years, Diversified provided similar services to us. In March 2010, the Audit Committee ratified our existing contractual relationship and approved the ongoing contractual relationship with Diversified, including a determination that the contracts were not less favorable to us than similar services provided at arms’ length.

American Capital Acquisition Corporation Investment

In March 2010, we completed our strategic investment in American Capital Acquisition Corporation (“ACAC”). We formed ACAC with The Michael Karfunkel 2005 Grantor Retained Annuity Trust (the “Trust”) for the purpose of acquiring from GMAC Insurance Holdings, Inc. (“GMACI”) and Motor Insurance Corporation (“MIC”, together with GMACI, “GMAC”) GMAC’s U.S. consumer property and casualty insurance business. Michael Karfunkel, individually, and the Trust, which is controlled by Michael Karfunkel, own 100% of ACAC’s common stock (subject to our conversion rights described below). Michael Karfunkel is the chairman of our board of directors and the father-in-law of Barry D. Zyskind, our chief executive officer. The ultimate beneficiaries of the Trust include Michael Karfunkel’s children, one of whom is married to Mr. Zyskind. In addition, Michael Karfunkel is the Chairman of the Board of Directors of ACAC.

Because ACAC is controlled by a related party, our Board of Directors, on September 17, 2009, established a Special Committee to review, evaluate and negotiate our potential investment in ACAC for the purpose of making the acquisition as well as the merits of the acquisition (the “Special Committee”). The Board previously had determined on August 7, 2009, that the opportunity presented to Mr. Karfunkel to acquire the GMAC U.S. consumer property and casualty business did not constitute a corporate opportunity to us.

The Board designated Messrs. Donald DeCarlo and Abraham Gulkowitz, two independent members of the Board, as the Special Committee. Pursuant to its authority, the Special Committee retained independent legal counsel to represent it in connection with the negotiation of the investment and independent investment bankers to provide advice and render a fairness opinion. On October 15, 2009, the Special Committee, upon consideration of the proposed transaction, discussions with our management, the advice of its independent legal counsel and the fairness opinion issued by its independent investment bankers, recommended that the Board authorize us to make the investment, on the terms and conditions set forth in the Stock Purchase Agreement and the related Shareholders Agreement and Registration Rights Agreement, each dated October 16, 2009, among ACAC, the Company and the Trust (the “Investment Documents”) negotiated by the Special Committee through its independent counsel. The Board approved the investment on October 15, 2009, with Mr. Michael Karfunkel abstaining. The Special Committee found that the investment, as set forth in the Investment Documents, was fair to, and in the best interests of, the Company and all of our stockholders.

Pursuant to the Amended Stock Purchase Agreement, ACAC issued and sold to us for an initial purchase price of $53,000,000, which was equal to 25% of the capital initially required by ACAC, 53,054 shares of Series A Preferred Stock, which provides for an 8% cumulative dividend, is non-redeemable and is convertible, at our option, into 21.25% of the issued and outstanding common stock of ACAC (the “Preferred Stock”). We have pre-emptive rights with respect to any future issuances of securities by ACAC and our conversion rights are subject to customary anti-dilution protections. We have the right to appoint two members to ACAC’s board of directors, which consists of six members. Subject to certain limitations, the board of directors of ACAC may not take any action in the absence of our appointees and ACAC may not take certain corporate actions without the unanimous prior approval of its board of directors (including our appointees).

We recorded $14.9 million of income during the year ended December 31, 2010 related to our equity investment in ACAC. Additionally, ACAC completed its purchase accounting related to its acquisition of GMAC during 2010. As a result, we recorded a gain on our equity investment in ACAC of $10.4 million, which is included in our income statement in equity in earnings of unconsolidated subsidiaries.

In consideration of our investment:

(i)	we provide ACAC and its affiliates information technology development services at cost plus 20%. In addition, once the new system we develop is implemented and ACAC or its affiliates begin using the system in its operations, we will be entitled to an additional fee for use of the systems in the amount of 1.25% of gross premiums of ACAC and its affiliates. We recorded approximately $2.0 million of fee income for the year ended December 31, 2010 related to this agreement. The terms and conditions of the above are subject to regulatory approval.

(ii)	we manage the assets of ACAC and its subsidiaries for an annual fee equal to 0.20% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for the preceding quarter is $1.0 billion or less, and 0.15% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for that quarter is more than $1.0 billion. As a result of this agreement, we earned approximately $1.5 million of investment management fees for the year ended December 31, 2010.
(iii)	ACAC is providing us with access to its agency sales force to distribute our products, and ACAC will use its best efforts to have said agency sales team appointed as our agents.
(iv)	ACAC will grant us a right of first refusal to purchase or to reinsure commercial auto insurance business acquired from GMAC in connection with the acquisition.
(v)	effective March 1, 2010, we reinsure 10% of the net premiums of the acquired GMAC consumer property and casualty insurance business (the “GMAC Business”), pursuant to a 50% quota share reinsurance agreement (“Personal Lines Quota Share”) with the ten acquired statutory insurance companies (the “GMAC Insurers”), as cedents, and the Company, American Capital Partners Re, Ltd., a Bermuda reinsurer that is a wholly-owned indirect subsidiary of the Trust, and Maiden Insurance Company, Ltd., as reinsurers. We have a 20% participation in the Personal Lines Quota Share, by which we receive 10% of net premiums of the personal lines business. The Personal Lines Quota Share provides that the reinsurers, severally, in accordance with their participation percentages, shall receive 50% of the net premium of the GMAC Insurers and assume 50% of the related net losses. The Personal Lines Quota Share has an initial term of three years and shall renew automatically for successive three year terms unless terminated by written notice not less than nine months prior to the expiration of the current term. Notwithstanding the foregoing, our participation in the Personal Lines Quota Share may be terminated by the GMAC Insurers on 60 days written notice in the event we become insolvent, are placed into receivership, our financial condition is impaired by 50% of the amount of our surplus at the inception of the Personal Lines Quota Share or latest anniversary, whichever is greater, is subject to a change of control, or ceases writing new and renewal business. The GMAC Insurers also may terminate the agreement on nine months written notice following the effective date of an initial public offering or private placement of stock by ACAC or a subsidiary. We may terminate our participation in the Personal Lines Quota Share on 60 days written notice in the event the GMAC Insurers are subject to a change of control, cease writing new and renewal business, effect a reduction in their net retention without our consent or fail to remit premium as required by the terms of the Personal Lines Quota Share. The Personal Lines Quota Share provides that the reinsurers pay a provisional ceding commission equal to 32.5% of ceded earned premium, net of premiums ceded by the personal lines companies for inuring reinsurance, subject to adjustment. The ceding commission is subject to adjustment to a maximum of 34.5% if the loss ratio for the reinsured business is 60.5% or less and a minimum of 30.5% if the loss ratio is 64.5% or higher. The Personal Lines Quota Share was subject to a premium cap that limited the premium that could be ceded by the GMAC Insurers to TIC to $110 million during calendar year 2010 to the extent TIC were to determine, in good faith, that it could not assume additional premium. The premium cap increases by 10% per annum thereafter. As a result of this agreement, we assumed $82.3 million of business from the GMAC Insurers during the year ended December 31, 2010.

We, the Trust and Michael Karfunkel, individually, each shall be required to make our, its or his proportional share of the deferred payments payable by ACAC to GMAC pursuant to the GMAC Securities Purchase Agreement, which are payable over a period of three years from the date of the closing of the acquisition, to the extent that ACAC is unable to otherwise provide for such payments. Our proportionate share of such deferred payments will not exceed $15,000,000.

The Special Committee and the Board authorized us, in connection with the investment, to provide to GMAC upon the execution of the GMAC Securities Purchase Agreement a guarantee of our proportionate share of ACAC’s financial obligations to GMAC as set forth in the GMAC Securities Purchase Agreement.

As a result of these service agreements with ACAC, we recorded fees totaling approximately $3.5 million for the year ended December 31, 2010. As of December 31, 2010, the outstanding balance related to these service fees and reimbursable costs was approximately $2.0 million. During 2010, we recorded an accrued liability of approximately $2.5 million for advanced fees we received from ACAC that was to be applied against future fees owed by ACAC under these service agreements. This liability was settled through a declaration of a dividend by ACAC at the end of 2010.

ADDITIONAL MATTERS

Shareholders’ Proposals for the 2012 Annual Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2012 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 59 Maiden Lane, 6th Floor, New York, New York 10038, Attn: Corporate Secretary, on or before December 14, 2011, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2011 Annual Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before February 27, 2012. If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including audited financial statements, is being sent to all our shareholders with this Notice of Annual Meeting of Shareholders and Proxy Statement on or about April 12, 2011.

Householding of Annual Meeting Materials

If you are a shareholder who has chosen “householding” of our proxy statements and annual reports, this means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: AmTrust Financial Services, Inc. 59 Maiden Lane, 6th floor, New York, New York 10038, Attn: Corporate Secretary, telephone 646-458-7913. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.

Other Business

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

PROXY

AMTRUST FINANCIAL SERVICES, INC.

Annual Meeting of Shareholders to be held May 23, 2011

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephen Ungar and Barry D. Zyskind as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of AmTrust Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at our headquarters at 59 Maiden Lane, 6th Floor, New York, New York 10038, on Monday, May 23, 2011 at 10:00 am (Eastern Time), and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
AMTRUST FINANCIAL SERVICES, INC.

May 23, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement, proxy card and annual report are available at http://amtrust.investorroom.com

Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED FOR
DIRECTORS, “FOR” PROPOSALS 2 AND 3, AND “3 YEARS” FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
NOMINEES:
☐ FOR ALL NOMINEES	º Donald T. DeCarlo
º Susan C. Fisch
º Abraham Gulkowitz
º George Karfunkel
º Michael Karfunkel
º Jay J. Miller
º Barry D. Zyskind
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of BDO USA, LLP as Independent Auditor for the year ended December 31, 2011.	☐	☐	☐
	FOR	AGAINST	ABSTAIN

3.

Advisory, non-binding resolution to approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the 2011 annual meeting proxy statement.

	☐	☐	☐
	3 YEARS	2 YEARS	1 YEAR	ABSTAIN

4.

Advisory, non-binding resolution to recommend the frequency (whether triennial, biennial or annual) with which stockholders of the Company will be entitled to hold an advisory vote on executive compensation.

	☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder:	Date:	Signature of Shareholder:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.